Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Antero Midstream Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-200111) on Form S-8 of Antero Midstream Partners LP  of our report dated April 9, 2015, with respect to the balance sheets of Antero Water LLC Predecessor as of December 31, 2013 and 2014, and the related statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Current Report on Form 8-K/A of Antero Midstream Partners LP dated October 9, 2015.

/s/ KPMG LLP
Denver, Colorado
October 9, 2015